UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
 the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2017

Humanigen, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Marina Boulevard, Suite 250
Brisbane, CA  94005-1878
 (Address of principal executive offices, including zip code)

(650) 243-3100
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On December 5, 2017, the first patient received the Company’s ifabotuzumab, a monoclonal antibody targeting Ephrin type-A receptor 3 (EphA3), in a clinical trial of patients with glioblastoma multiforme (GBM) at the Olivia Newton-John Cancer Research Institute in Australia. The trial is an Investigator-Sponsored Phase 0/1 radiolabeled imaging trial in GBM, a particularly aggressive and deadly form of brain cancer. According to the investigators, the trial will seek to confirm the safety of ifabotuzumab and potentially determine the best dose to effectively penetrate brain tumors. In addition, the investigators expect about 12 patients to participate in the trial, for which eligibility criteria are recurrent GBM and receipt of only one type of chemotherapy for disease recurrence. The Company is exploring partnering opportunities to enable further development of ifabotuzumab in certain solid and hematologic cancers.

Since the FDA’s August 29, 2017 announcement granting accelerated and conditional approval of a benznidazole therapy manufactured by another manufacturer, the Company has shifted its primary focus toward developing its proprietary monoclonal antibody portfolio, which comprises lenzilumab (formerly known as KB003) and ifabotuzumab (formerly known as KB004), for use in addressing significant unmet needs in oncology. These product candidates are in the early stage of development and will require substantial time, expenses, clinical development, testing, and regulatory approval prior to commercialization. Furthermore, neither of these product candidates has advanced into a pivotal registration study and it may be years before such a study is initiated, if at all. There can be no assurance that the company will be in a position to continue development of these assets.

On December 1, 2017, the Company’s obligations matured under the Credit and Security Agreement dated December 21, 2016, as amended on March 21, 2017 and on July 8, 2017 (the “Credit Agreement”) with Black Horse Capital Master Fund Ltd., as administrative agent and lender (“BHCMF” or “Agent”), Black Horse Capital LP, as a lender (“BHC”), Cheval Holdings, Ltd., as a lender (“Cheval”) and Nomis Bay LTD, as a lender (“Nomis” and, together with BHCMF, BHC and Cheval, the “Lenders”). As of December 6, 2017, the aggregate amount of the Company’s obligations under the Credit Agreement, including accrued interest and fees, approximated $16.3 million.

The Company does not have access to sufficient funds to repay the outstanding obligations under the Credit Agreement that have matured. Accordingly, as previously reported, the Company has been discussing and continues to discuss with its Lenders alternative transactions that might result in the satisfaction of the Company’s obligations, including the possible conversion of the term loans into equity of the Company, which might occur at a significant discount to current market prices and be dilutive to the ownership interests of existing stockholders. There can be no assurances that the Lenders will agree to a further extension of the maturity of the Company’s obligations under the term loans, to continue discussing any such alternative transactions or that the Company ultimately will be able to reach agreement with such Lenders on the terms of any alternative transaction. If the Company is unable to reach agreement with its Lenders, it may be required to file for bankruptcy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Humanigen, Inc.

By:	/s/Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: December 6, 2017